Exhibit (P)(15)

CALAMOS ASSET MANAGEMENT, INC.

CALAMOS FINANCIAL SERVICES, INC.

CALAMOS INVESTMENT TRUST

CALAMOS ADVISORS TRUST

Code of Ethics

Adopted March 16, 2000

The philosophy of Calamos Asset Management, Inc. (CAM) and Calamos Financial Services, Inc. (CFS) is to avoid any conflict of interest, or the appearance of any conflict of interest, between the investment activities of any investment client of CAM, including Calamos Investment Trust and Calamos Advisors Trust (collectively referred to as “Clients”) and the personal investment transactions of the directors, officers and employees of CAM and CFS.

This Code of Ethics establishes standards and procedures for the detection and prevention of certain conflicts of interest, including activities by which persons having knowledge of the investments and investment intentions of Clients might take advantage of that knowledge for their own benefit. Implementation and monitoring of those standards inevitably places some restrictions on the freedom of the investment activities of those people.

This Code of Ethics has been adopted by CAM, CFS, Calamos Investment Trust and Calamos Advisors Trust (each of Calamos Investment Trust and Calamos Advisors Trust being referred to herein as a “Trust”) to meet those concerns and the legal requirements imposed by, among other things, Rule 17j-1 under the Investment Company Act of 1940. A copy of Rule 17j-1 is attached as Appendix A. Any questions about the Code or about the applicability of the Code to a personal securities transaction should be directed to the Chief Compliance Officer or, in his or her absence, the President of CAM.

I.    STATEMENT OF PRINCIPLE

General Prohibitions.    The Investment Company Act and rules thereunder make it illegal for any person covered by the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a Trust, to:

A.  employ any device, scheme or artifice to defraud a Trust;

B.  make to a Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading;

C. engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a Trust; or

D. engage in any manipulative practice with respect to a Trust.

Similarly, CAM and each person covered by the Code owe a duty of loyalty to all the accounts served by CAM. As such, they have a duty to place the interests of their respective Clients and shareholders of a Trust ahead of their own interests. In furtherance of this basic principle, all persons covered by the Code (i) must adhere to the Code of Ethics to avoid actual or potential conflicts of interest or abuse of such person’s position of trust and responsibility and (ii) not take inappropriate advantage of their position.

Personal Securities Transactions. This Code regulates personal securities transactions as a part of the effort by CAM, CFS and the Trusts, to detect and prevent conduct that might violate the general prohibitions outlined above. A personal securities transaction is a transaction in a security in which the person subject to this Code has a beneficial interest.

-	Security is interpreted very broadly for this purpose, and includes notes, stocks, bonds, debentures, investment contracts, limited partnership interests, and any right to acquire any security (an option or warrant or convertible security, for example).

-	You have a beneficial interest in a security that you own individually, jointly, or as a guardian, executor or trustee, or in which you or your spouse or minor children or other dependents living in your household, have an interest. “Beneficial interest” is defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. A copy of Rule 16a-1(a), is attached as Appendix B and examples of beneficial interest are attached as Appendix C.

In any situation where the potential for conflict exists, transactions for a Client must take precedence over any personal transaction. The people subject to this Code owe a duty to their Clients to conduct their personal securities transactions in a manner that does not interfere with the portfolio transactions of the Client, otherwise take inappropriate advantage of their relationship to the Client or create any actual or potential conflict of interest between their interests and the interests of the Client.

Situations not specifically governed by this Code of Ethics will be resolved in light of this general principle.

II.    HOW THE CODE’S RESTRICTIONS APPLY

The restrictions on personal securities transactions in Section III and the compliance procedures in Section VII differentiate among groups of people based on their positions and responsibilities with CAM, CFS and the Trust. The groups are: Investment Persons, Access Persons and Outside Trustees.

A.	Investment Persons are those who make, or participate in making, investment decisions or recommendations for Clients, or who, in connection with their regular functions or duties with CAM or CFS, make, participate in, or obtain information regarding the purchase or sale of securities by a Client. Investment Persons are:

—	each CAM portfolio manager;

—	each analyst working for CAM;

—	support staff of CAM working directly with portfolio managers and analysts;

—	each trader of CAM; and

—	CFS and CAM.

B.	Access Persons are those directors, officers and employees of CAM, CFS or a trust who are not Investment Persons or Outside Trustees.

C.	Outside Trustees are those trustees of a Trust who are not “interested persons” of a Trust.

III.    RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS

A.	No Transactions with Clients. No Investment Person, Access Person or Outside Trustee shall knowingly sell to or purchase from a Client any security or other property except securities issued by that Client.

B.	No Conflicting Transactions. No Investment Person, Access Person or Outside Trustee shall purchase or sell for his or her own personal account and benefit, or for the account and benefit of any relative, any security that the person knows or has reason to believe is being purchased or sold or considered for purchase or sale by a Client, until the Client’s transactions have been completed or consideration of such transactions has been abandoned.

NOTE:	Restrictions C through F below do not apply to the Outside Trustees.

C.	Initial Public Offerings. No Investment Person or Access Person shall acquire any security in an initial public offering.

D.	Private Placements. No Investment Person or Access Person shall acquire any security in a private placement without the express written prior approval of the President or Managing Director of CAM. In deciding whether that approval should be granted, consideration will be given to whether the investment opportunity should be reserved for Clients and whether the opportunity has been offered because of the person’s relationship with CAM or its Clients. An Investment Person who has been authorized to acquire a security in a private placement must disclose that investment if he or she later participates in consideration of an investment in that issuer for a Client’s account. Any investment decision for the Client relating to that security must be made by other Investment Persons.

E.	Short-term Trading. No Investment Person may profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 days if the same (or equivalent) securities have been held by a Client during such 60-day period. Any profit so realized will be required to be donated to a charitable organization selected by CAM.

IV.    GIFTS

Receipt by an Investment Person or Access Person of a gift of substantial value (more than $100), a cash payment in any amount, a preferred personal investment opportunity, or other thing of more than de minimis value from any person or entity that does business, or is seeking to do business, with or on behalf of a Client, CAM or CFS, including a broker-dealer or security issuer, poses a potential conflict of interest and is prohibited.

It is not the intent of this Code to prohibit the ordinary courtesies of business life, such as token gifts or modest entertainment incidental to a business relationship.

V.    SERVICE AS A DIRECTOR

No Investment Person or Access Person may serve as a member of the board of directors or trustees of any publicly-held company without the prior written approval of the President or the Chief Compliance Officer, based on a determination that the board service would not be inconsistent with the interests of the Clients of CAM. If an Investment Person is serving as a board member, that Investment Person shall not participate in making investment decisions relating to the securities of the company on whose board he or she sits.

VI.    INSIDE INFORMATION

Securities laws and regulations prohibit the misuse of “inside” material non-public information regarding an issuer when trading or recommending securities of that issuer.

Inside information obtained by any Access Person or an Investment Person from any source must be kept strictly confidential. All inside information should be kept completely secure, and access to files and computer files containing such information should be restricted. Access Persons and Investment Persons shall not act upon or disclose inside information and shall report the information and any proposed trade in the issuer to whom the information relates immediately to the Chief Compliance Officer. After the Chief Compliance Officer has reviewed the issue, CAM will determine whether any trading restrictions apply and what action, if any, the firm should take.

Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers and acquisitions, and other material non-public information that could affect the price of a security. Trading during a tender offer represents a particular concern in the law of insider trading. Access Persons and Investment Persons should exercise particular caution any time they become aware of non-public information relating to a tender offer.

Client and Client account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information.

All questions and requests for assistance regarding confidential or inside information should be promptly directed to the Chief Compliance Officer.

VII.    COMPLIANCE PROCEDURES

A.	Blackout Periods. [See pre-clearance requirements in Section VII. E. below] No personal securities transaction in which an Investment Person or an Access Person has a beneficial interest shall be executed if a Client (1) has a conflicting order pending or (2) is actively considering a purchase or sale of the same security. A conflicting order is any order for the same security, or an option on that order, that has not been fully executed. A purchase of a security is being “actively considered” (a) when a recommendation to purchase or sell has been made for the Client and is pending or (b) with respect to the person making the recommendation, when that person is seriously considering making the recommendation.

Absent extraordinary circumstances, a personal securities transaction shall not be executed until the fifth business day after completion of any transaction for a Client.

B.

Disclosure of Personal Holdings. Each Investment Person and Access Person shall disclose to the Chief Compliance Officer securities holdings in which he or she has a beneficial interest (not including shares of open-end investment companies (mutual funds), direct obligations of the U. S. government (U.S. treasury bills, notes and bonds), and money market instruments, including bank certificates of deposit, bankers’ acceptances, commercial paper and repurchase agreements) no later than ten days after commencement of employment with CAM or CFS (or upon the adoption of this Code) and annually thereafter as of December

31 of each year. Annual reports shall be delivered to the Chief Compliance Officer no later than January 30 of the following year. The initial holdings and annual holdings reports shall contain the following information:

•	title and number of shares, or principal amount, interest rate and maturity date (if applicable), of each security held beneficially;

•	the name of any broker, dealer, bank or custodian with or through which an account is maintained in which the person has a beneficial interest; and

•	the date the report is submitted.

C.	Reporting Personal Securities Transactions.

1.	An Outside Trustee shall report in writing to the Chief Compliance Officer, within ten days after the end of the calendar quarter in which a transaction occurred, any personal transaction in a security that the Outside Trustee, at the time of the transaction, knew, or in the ordinary course of fulfilling his or her duties as a trustee should have known, that on the day of the transaction or within 15 days before or after that day a purchase or sale of that security was made by or considered for the Trust.

2.	Each Access Person and Investment Person shall (i) identify to CAM and CFS any brokerage or other account in which he or she has a beneficial interest and (ii) instruct the broker or custodian to deliver to CAM’s Chief Compliance Officer duplicate confirmations of all transactions and duplicate monthly statements.

3.	Each Access Person and Investment Person shall report all personal securities transactions during a quarter to the Chief Compliance Officer no later than ten days after the end of the quarter. Quarterly transaction reports shall include the following information:

For each transaction:

•	the date of the transaction;

•	title and number of shares or principal amount, interest rate and maturity date (if applicable) of each security involved;

•	the nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition);

•	the price at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction was effected; and

•	the date the report is submitted.

In addition, for each account established during the month in which securities are held for the benefit of an Investment Person or Access Person, the quarterly report shall include:

•	the name of the broker, dealer or bank with whom the account was established;

•	the date the account was established; and

•	the date the report is submitted.

4.	For Investment Persons and Access Persons who choose to execute all personal securities transactions through CFS, CFS will provide to CAM’s Chief Compliance Officer information about transactions in the accounts of persons subject to this Code who have accounts with CFS.

5.	Reports relating to the personal securities transactions of the Chief Compliance Officer shall be delivered to the President of CAM.

D.	Form of Reports. Reports of personal securities transactions may be in any form (including copies of confirmations or monthly statements) but must include the information required by Section VII.C.3.

E.	Pre-clearance of Personal Securities Transactions. No Investment Person or Access Person shall engage in a personal securities transaction unless the transaction shall have been approved in advance by any one of the President, the Managing Director, Research and Portfolio Management, or the Chief Compliance Officer of CAM, none of whom may approve his or her own transactions. In addition, the personal securities transactions of the President and Managing Director, Research and Portfolio Management must be approved in advance by the Chief Compliance Officer. Each approval shall be in writing and shall be forwarded to Compliance to be filed in the employee’s trading files and retained for a period of three years.

If preclearance is granted, the individual must execute his or her trade within the period of time indicated by the approving person on the preclearance form, which period of time shall not exceed one business day from the day on which preclearance is granted. (Limit orders, which have been precleared and placed within this time limit, need not be precleared on subsequent days so long as the terms of the order have not changed.)

F.	Monitoring of Transactions. CAM’s Chief Compliance Officer will monitor the trading patterns of Investment Persons and Access Persons.

G.	Certification of Compliance. Each Investment Person and Access Person is required to certify annually that (i) he or she has read and understands the Code, (ii) recognizes that he or she is subject to the Code, and (iii) he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code. The Chief Compliance Officer shall annually distribute a copy of the Code and request certification by all covered persons and shall be responsible for ensuring that all personnel comply with the certification requirement.

Each Investment Person and Access Person who has not engaged in any Personal Securities Transaction during the preceding year for which a report was required to be filed pursuant to the Code shall include a certification to that effect in his or her annual certification.

H.	Report to Trusts’ Board. The officers of each Trust shall prepare an annual report to the board of each Trust that:

•	summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

•	describes issues that arose during the previous year under the Code or procedures concerning personal investing, including but not limited to information about material violations of the Code and sanctions imposed;

•	certifies to the board that the Trust has adopted procedures reasonably necessary to prevent its Investment Persons and Access Persons from violating the Code; and

•	identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

VIII.    EXEMPT TRANSACTIONS

(a) The provisions of this Code are intended to restrict the personal investment activities of persons subject to the Code only to the extent necessary to accomplish the purposes of the Code. Therefore, the provisions of Sections III and VII of this Code shall not apply to:

A.	Purchases or sales effected in any account over which the persons subject to this Code have no direct or indirect influence or control;

B.	Purchases or sales of:

1.	U.S. government securities;

2.	shares of open-end investment companies (mutual funds, including money market funds), including but not limited to shares of any Trust portfolio; and

3.	bank certificates of deposit or commercial paper.

C.	Purchases or sales that are non-volitional on the part of either the person subject to this Code or the Client;

D.	Purchases that are part of an automatic dividend reinvestment plan; and

E.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(b) Discretionary Accounts of Outside Trustees

Purchases and sales of securities in an account in which an Outside Trustee has a beneficial interest shall not be subject to the prohibitions of Section VII if the account is managed by someone other than the Outside Trustee and the Outside Trustee did not have knowledge of the transactions until after they had been executed, provided the Outside Trustee has previously identified the account to CAM’s Chief Compliance officer.

(c) De Minimis Exception. Purchases or sales in an amount less than $10,000 in a security that has a market capitalization of at least $5 billion are exempt from the prohibitions of Section III. and Section VII.A. of this Code, and are exempt from the pre-clearance requirements of Section VII.E. (However, please note that trades falling within this de minimis exception must be reported pursuant to Sections VII.B., VII.C. and VII.D. of this code).

(d) Under unusual circumstances, such as a personal financial emergency, employee stock ownership plans, stock option plans and certain personal trusts, or when it is determined that no conflict of interest or other breach of duty is involved, application for an exemption to make a transaction may be made to the Chief Compliance Officer, which application may be denied or granted. To request consideration of an exemption, submit a written request containing details on your circumstances, reasons for the exception and exception requested. The Chief Compliance Officer may, in unusual circumstances, approve exceptions from the Code of Ethics applicable to an individual, based on the unique circumstances of such individual and based on a determination that the exceptions can be granted (i)

consistent with the individual’s fiduciary obligations to Clients and (ii) pursuant to procedures that are reasonably designed to avoid a conflict of interest for the individual. Any such exceptions shall be subject to such additional procedures, reviews and reporting as determined appropriate by the Chief Compliance Officer in connection with granting such exception. Any such exceptions will be reported to the Board of Directors of CAM at the meeting of the Board of Directors immediately following the grant of such exception, and such Board of Directors shall have the power to revoke or modify any such exceptions prospectively.

IX.    CONSEQUENCES OF FAILURE TO COMPLY WITH THE CODE

Compliance with this Code of Ethics is a condition of employment of CAM and CFS and retention of positions with the Trusts. Taking into consideration all relevant circumstances, management of CAM will determine what action is appropriate for any breach of the provisions of the Code by an Investment Person or Access Person. Possible actions include letters of sanction, suspension or termination of employment or removal from office.

The board of a Trust will determine what action is appropriate for any breach of the provisions of the Code by an Outside Trustee of the Trust, which may include removal from the board.

Reports filed pursuant to the Code will be maintained in confidence but will be reviewed by CAM, CFS or the Trust in order to verify compliance with the Code. Additional information may be required to clarify the nature of particular transactions.

X.    RETENTION OF RECORDS

The Secretary of CAM shall maintain the records listed below for a period of five years at CAM’s principal place of business in an easily accessible place:

A.	a list of all persons subject to the Code during the period;

B.	receipts signed by all persons subject to the Code acknowledging receipt of copies of the Code and acknowledging that they are subject to it;

C.	a copy of each code of ethics that has been in effect at any time during the period;

D.	a copy of each report filed pursuant to this Code and a record of any known violation and action taken as a result thereof during the period; and

E.	records evidencing prior approval of, and the rational supporting, an acquisition by an Investment Person or an Access Person of securities in a private placement.

ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS

FOR EMPLOYEES AND OFFICERS OF

CALAMOS ASSET MANAGEMENT, INC.,

CALAMOS FINANCIAL SERVICES, INC.,

CALAMOS INVESTMENT TRUST AND

CALAMOS ADVISORS TRUST

Code of Ethics. Calamos Asset Management, Inc. (“CAM”), Calamos Financial Services, Inc. (“CFS”) and Calamos Investment Trust and Calamos Advisors Trust (each, a “Trust”) have adopted a written Code of Ethics (the “Code”) to avoid potential conflicts of interest by their personnel. A copy of the Code is attached to this letter. As a condition of your continued employment with CAM or CFS or the retention of your position, if any, as an officer of a Trust, you are required to read, understand and abide by the Code.

Compliance Program. The Code requires that all personnel furnish to the Chief Compliance Officer information regarding any investment account in which you have a “beneficial interest.” You are also required to furnish to the Chief Compliance Officer copies of your monthly or quarterly account statements, or other documents, showing all purchases or sales of Securities in any such account, or which are effected by you or for your benefit, or the benefit of any member of your household. Additionally, you are required to furnish a report of your personal Securities holdings within 10 days of commencement of your employment with CAM or CFS and annually thereafter. These requirements apply to any investment account, such as an account at a brokerage house, trust account at a bank, custodial account or similar types of accounts.

This compliance program also requires that you report any contact with any Securities issuer, government or its personnel, or others, that, in the usual course of business, might involve inside or material non-public information. You must bring to the attention of the Chief Compliance Officer any information you receive from any source which might be insider or material non-public information.

Any questions concerning the Code should be directed to the Chief Compliance Officer.

I affirm that I have read and understand the Code. I agree to the terms and conditions set forth in the Code.

Signature	Date

ANNUAL AFFIRMATION OF COMPLIANCE

FOR EMPLOYEES AND OFFICERS OF

CALAMOS ASSET MANAGEMENT, INC.,

CALAMOS FINANCIAL SERVICES, INC.,

CALAMOS INVESTMENT TRUST AND

CALAMOS ADVISORS TRUST

I affirm that:

1.	I have again read and, during the past year to the best of my knowledge, have complied with the Code of Ethics (“Code”).

2.	I have provided to the Chief Compliance Officer the names and addresses of each investment account that I had with any firm, including, but not limited to, broker-dealers, banks and others. (List of known accounts attached.)

3.	I have provided to the Chief Compliance Officer copies of account statements or other reports showing each and every transaction in any security in which I have a beneficial interest, as defined in the Code, during the most recently ended calendar year;

or

During the most recent calendar year there were no transactions in any security in which I had a beneficial interest required to be reported pursuant to the Code.

4.	I have provided to the Chief Compliance Officer a report of securities holdings in which I had a beneficial interest as of the end of the most recent calendar year, including all required information for each security in which I have any direct or indirect beneficial ownership.

Signature	Date